SECURITIES AND EXCHANGE COMMISSION
                      Washington, DC  20549

                            FORM S-8
     Registration Statement Under The Securities Act of 1933

               ___________________________

                          TRIPOS, INC.
     (Exact Name of Registrant as Specified in its Charter)

     Utah                              43-1454986
(State or other jurisdiction of       (I.R.S. Employer
incorporation of organization)         Identification No.)


1699 South Hanley Road
St. Louis, Missouri                            63144
(Address of Principal Executive Offices)     (Zip Code)
               _________________________________

                         TRIPOS, INC.
          1996 DIRECTOR STOCK COMPENSATION PLAN
                1994 DIRECTOR OPTION PLAN
               (Full titles of the plans)
                    ___________________

John P. McAlister III             Copy of Communications to:
President and                      Stuart Funderburg
Chief Executive Officer            Peper, Martin, Jensen,
Tripos, Inc.                       Maichel, and Hetlage
1699 S. Hanley Road                720 Olive Street
St. Louis, Missouri  63144         St. Louis, Missouri  63101

          (Name and address of agent for service)

                         (314) 647-1099
               (Telephone number, including area code,
                    of agent for service)
                    _______________________

               CALCULATION OF REGISTRATION FEE
_____________________________________________________________

Title of Securities  Amount to be   Proposed   Proposed   Amount of
to be Registered     Registered (1) Maximum    Maximum    Registration
                                    Offering   Aggregate  Fee
                                    Price Per  Offering
                                    Share (2)  Price (2)

Common Stock,
$.01 par value

1996 Director Stock
Compensation Plan        200,000     $8.75     $1,750,000   $603.45

1994 Director Stock
Option Plan              200,000     $8.75     $1,750,000   $603.45

________                                                 $ 1,206.90

(1) This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the 1996 Director Stock Compensation Plan and 1994 Director Option Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Company's outstanding shares of Common Stock.

(2) Estimated solely for the purpose of calculating the amount of the registration fee, pursuant to Rule 457(h) of the Securities Act of 1933, as amended, on the basis of the average of the representative high and low sales prices per share of registrant's Common Stock, as quoted on the NASDAQ National Market System on July 30, 1996.
_______________________________________________________________

                         PART II

   INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

     The following documents filed with the Securities and Exchange Commission (the "Commission") by Tripos, Inc. (the
"Company") are incorporated herein by reference:

     (a)(1) The Annual Report of the Company on Form 10-K for the year ended December 31, 1995, filed pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange
Act") on March 26, 1996;

        (2) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996, filed pursuant to Section 13 of the Exchange Act on May 9, 1996;

     (b) All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

     (c) The description of the Company's Common Stock, $.01 par value (the "Common Stock"), contained under the heading "Description of Capital Stock" in the Company's Registration Statement on Form 10 (No. 0-23666) filed with the Commission on March 16, 1994, including any amendment or report filed for the purpose of updating such description.

Item 4.  Description of Securities

     Not applicable.

Item 5.  Interests of Named Experts and Counsel

     Not Applicable.

Item 6.  Indemnification of Officers and Directors

     The Company's Articles of Incorporation (the "Articles") provide that, to the fullest extent permitted by the Utah Revised Business Corporation Act (the "Act") or any other applicable law in effect or as it may be amended, a director of the Company shall not be personally liable to the Company or its shareholders for monetary damages for any action taken, or failure to take any action, as a director. The provision is authorized by Section 16-10a-841 of the Utah Revised Business Corporation Act and is designed, among other things, to encourage qualified individuals to serve as directors of Utah corporations by permitting Utah corporations to limit or eliminate directors' liability for monetary damages for breach of the duty of care. The provision is also consistent with other existing provisions of the Utah Revised Business Corporation Act permitting indemnification of officers and directors and other persons. The limitation may have no effect on claims arising under the federal securities laws.

     Notwithstanding the provisions described above, directors remain liable for the amount of a financial benefit received by such director to which he is not entitled, an intentional infliction of harm on the Company or its shareholders and an intentional violation of criminal law. The Articles also do not eliminate director liability under a separate provision of the Utah Revised Business Corporation Act, which makes directors personally liable for unlawful payments of dividend or unlawful stock repurchases or redemptions.

     The provisions that eliminate liability as described above will apply to officers of the Company only if they are directors of the Company and are acting in their capacity as directors and will not apply to officers of the Company who are not directors.

     The Utah Revised Business Corporation Act contains provisions permitting and, in some situations, requiring Utah corporations, to provide indemnification to their officers and directors for losses and litigation expense incurred in connection with their service to the corporation in those capacities. The Company's Articles and Bylaws contain provisions requiring indemnification by the Company of its directors and officers to the fullest extent that is permitted by law. Indemnification includes advancement of reasonable expenses in certain circumstances.

     The Utah Revised Business Corporation act permits indemnification of a director of a Utah corporation, in the case of a third party action, if the director: (i) conducted himself in good faith; (ii) reasonably believed that his conduct was in, or not opposed to, the corporation's best interest, and (iii) in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. The Act further provides for mandatory indemnification of directors and officers who are successful on the merits or otherwise in the defense of any proceeding, or in the defense of any claim, issue or matter in the proceeding, to which he was a party because he is or was a director of the Company, against reasonable expenses incurred by him in connection with such proceeding or claim. The Utah statute limits the indemnification that a corporation may provide to its directors in a derivative action in which the director is held liable to the corporation, or in any proceeding in which the director is held liable on the basis of his improper receipt of a personal benefit.

     In addition, the Utah Revised Business Corporation Act and the Company's Bylaws authorize the Company to purchase insurance for its directors and officers insuring them against certain risks as to which the Company may be unable lawfully to indemnify them. The Company maintains insurance coverage for its officers and directors as well as insurance coverage to reimburse the Company for potential costs of its corporate indemnification of officers and directors. The Company has entered into agreements with its directors providing contractually for indemnification consistent with its Articles and Bylaws.

     The Company also has entered into indemnification agreements with its officers and directors containing provisions that the Company believes are consistent with the specific indemnification provisions contained in the Utah Revised Business Corporation Act. The indemnification agreements require the Company to indemnify such officers and directors against expenses, including attorney's fees, judgments, fines and amounts paid in settlement that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature) and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Item 7.  Exemption from Registration

     Not Applicable.

Item 8.  Exhibits

     See Exhibit Index located at Page 9 hereof.

Item 9.  Undertakings

     A.   The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

               (i)  To include any prospectus required by Section
10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i)and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8, or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
Section 13(a) or 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.




                         SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that is has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of St. Louis, State of Missouri, on August 2, 1996

                    TRIPOS, INC.

                    By John P. McAlister III
                    John P. McAlister III
                    President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities on the date indicated.
Know all men by these presents, that each person whose signature appears below constitutes and appoints John P. McAlister, III and Colleen A. McDonnell, and each of them (with full power to each of them to act alone), his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Name and Signature                 Title
Date


John P. McAlister III
John P. McAlister III         President, Chief Executive
August 2, 1996                Officer, and Director
                             (Principal Executive Officer)

Colleen A. McDonnell
Colleen A. McDonnell          Vice President, Finance,
August 2, 1996                Secretary and Chief Financial Officer
                             (Principal Financial and
                              Accounting Officer)

Ralph S. Lobdell
Ralph S. Lobdell              Director
August 2, 1996


Gary Meredith
Gary Meredith                 Director
August 2, 1996

Stewart Carrell
Stewart Carrell               Director
August 2, 1996

Robert Pearlman
Robert Pearlman               Director
August 2, 1996




                       File No. 033-79610


               SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549




                     ______________________

                           EXHIBITS TO

                            FORM S-8

                            UNDER THE

                     SECURITIES ACT OF 1933

                     ______________________


                          TRIPOS, INC.

         (Exact Name of Issuer as Specified in Charter)



                          TRIPOS, INC.
                    1994 DIRECTOR OPTION PLAN
              1996 DIRECTOR STOCK COMPENSATION PLAN
                     (Full titles of Plans)


____________________________________________________________

                         INDEX TO EXHIBITS


Exhibit
Number*

4 Reference is made to Article Three of the Company's Amended and Restated Articles of
          Incorporation (incorporated by reference to
          Exhibit 3.3 of the Company's Annual Report on Form
          10-K filed with the Securities and Exchange
          Commission March 26, 1996).

 5        Opinion of Peper, Martin, Jensen, Maichel and
          Hetlage.

10.1      First Amendment to the Tripos, Inc. 1994 Director
          Option Plan

10.2      Tripos, Inc. 1996 Director Stock
          Compensation Plan, previously filed as
          Exhibit 10.29 to the Company's Form 10-K dated March
          26, 1996 and incorporated herein by reference

15        Omitted--Inapplicable.

23.1      Consent of Ernst & Young LLP.

23.2      Consent of KPMG Peat Marwick LLP.

23.3      Consent of Peper, Martin, Jensen, Maichel and
          Hetlage contained in Exhibit 5.

24        Power of Attorney contained on Page 7 hereof.

25        Omitted--Inapplicable.

27        Omitted--Inapplicable.

28        Omitted--Inapplicable.

99        Omitted--Inapplicable.



*Numbers correspond to document numbers in Exhibit Table of Item
601 of Regulation S-K.


Exhibit 5
                         August 2, 1996
Tripos, Inc.
1699 South Hanley Road
St. Louis, Missouri 63144

          RE: Tripos, Inc. 1996 Director Stock Compensation Plan and 1994 Director Option Plan, as amended


     We are counsel for Tripos, Inc., a Utah corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, of (i) 200,000 shares of Common Stock, $.01 per share par value, of the Company (the "1996 Plan Shares"), to be issued under the Tripos, Inc. 1996 Director Stock Compensation Plan (the "1996 Plan"); and (ii) an additional 200,000 shares of Common Stock, $.01 per share par value, of the Company (the "Additional 1994 Plan Shares"), to be issued under the Tripos, Inc. 1994 Director Option Plan, as amended by that certain First Amendment adopted by the Company's Board of Directors on March 15, 1996 and by the Company's shareholders on May 10, 1996 (the "1994 Plan As Amended"). A Registration Statement on Form S-8 (the "Registration Statement") with respect to the 1996 Plan Shares and the Additional 1994 Plan Shares is being filed concurrently herewith with the Securities and Exchange Commission.

     As counsel, we have examined (i) the 1996 Plan; (ii) the 1994 Plan As Amended; (iii) executed copies of the Actions of the Board of Directors of the Company by unanimous written consent, dated as of March 15, 1996, as certified by the Secretary of the Company; (iv) minutes of a meeting of the Company's Board of Directors held May 9, 1994, as certified by the Secretary of the Company; (v) minutes of the Tripos, Inc. Annual Shareholders Meeting held May 10, 1996, as certified by the Secretary of the Company; and (vi) minutes of a meeting of the Company's Sole Shareholder held May 19, 1994, as certified by the Secretary of the Company. We have relied, as to these and other factual matters which affect our opinion, on the Certificate of the Secretary of the Company dated as of June 28, 1996. We have assumed the genuineness of all signatures, the authenticity of all items submitted to us as originals and the conformity with originals of all items submitted to us as copies.

     Based upon the foregoing, we are of the opinion that:

     1. The 1996 Plan Shares to be issued as described in the 1996 Plan are duly and validly authorized.

     2. The Additional 1994 Plan Shares to be issued as described in the 1994 Plan As Amended are duly and validly authorized.

     3. When the 1996 Plan Shares to be issued pursuant to the 1996 Plan are issued by the Company in accordance with the provisions of the 1996 Plan, such 1996 Plan Shares will be duly and validly issued, fully paid and nonassessable.

     4. When the Additional 1994 Plan Shares to be issued pursuant to the 1994 Plan As Amended are issued by the Company in accordance with the provisions of the 1994 Plan As Amended, such Additional 1994 Plan Shares will be duly and validly issued, fully paid and nonassessable.

     We hereby consent to the use of this opinion as Exhibit 5 of the above-mentioned Registration Statement.


     PEPER, MARTIN, JENSEN, MAICHEL and HETLAGE


Exhibit 10.1
                        FIRST AMENDMENT
                          TRIPOS, INC.
                   1994 DIRECTOR OPTION PLAN

     Tripos, Inc. established the 1994 Director Option Plan ("Plan") in 1994. Tripos, Inc. now wishes to amend the Plan to increase the number of shares that may be issued under the Plan and to add a new provision to the Plan to accelerate vesting in the event of a change in control of Tripos, Inc.

     NOW, THEREFORE, the Plan is hereby amended as follows, subject to approval of the stockholders of Tripos, Inc.:

     (1) Section 3 is hereby amended to increase the maximum aggregate number of Shares which may be optioned and sold under the Plan from one hundred thousand (100,000) Shares of Common Stock to three hundred thousand (300,000) Shares of Common Stock.

     (2) Sections 10(b) and 10(c) are hereby deleted in their entirety and a new Section 10(b) is hereby added in its entirety as follows:

                    (b)  Change in Control.  If a Change in
               Control occurs while unexercised Options remain outstanding under the Plan, then, notwithstanding
               Section 4 of the Plan, from and after the date of such event, all Options outstanding on such date shall be exercisable in full. "Change in Control" shall mean the occurrence of any of the following events: (i) a merger, consolidation or reorganization of the Company in which the Company does not survive as an independent entity; (ii) a sale of all or substantially all of the assets of the Company; (iii) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company; (iv) the first purchase of shares of Common Stock of the Company pursuant to a tender or exchange offer for more than 20% of the Company's outstanding shares of Common Stock; or (v) any change in control of a nature that, in the opinion of the Board of Directors, would be required to be reported under the federal securities laws; provided that such a change in control shall be deemed to have occurred if (1) any person is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 40% or more of the combined voting power of the Company's then outstanding securities; or (2) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company cease for any reason to constitute a majority thereof unless the election of any director, who was not a director at the beginning of the period, was approved by a vote of at least 70% of the directors then still in office who were directors at the beginning of the period.

     Tripos, Inc. hereby adopts the foregoing amendment this 15th day of March, 1996.


                              TRIPOS, INC.

                              By: Colleen A. McDonnell
                              Title: Vice President-Finance


Exhibit 23.1

                Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1996 Director Stock Compensation Plan and the 1994 Director Option Plan of Tripos, Inc. of our report dated February 9, 1996, with respect to the consolidated financial statements of Tripos, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1995 and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.

Ernst & Young LLP
St. Louis, Missouri
August 1, 1996




Exhibit 23.2

                Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1996 Director Stock Compensation Plan and the 1994 Director Option Plan of Tripos, Inc. of our report dated February 3, 1994, with respect to the statements of operations, shareholders' equity, and cash flows of Tripos, Inc. for the year ended December 31, 1993, and the related schedule, which report appears in the December 31, 1995 Annual Report on Form 10-K of Tripos, Inc.

KPMG Peat Marwick LLP
Salt Lake City, Utah
August 1, 1996